AEGIS MUTUAL FUNDS

                         CODE OF ETHICS


                          May 15, 1998

                    (Last revised May 5, 2005)

     This Code of Ethics is adopted by the Board of Directors of Aegis Value Fund, Inc. as of May 15, 1998 and as revised June 11, 2001 and is also adopted by the Board of Trustees of the Aegis Funds as of August 15, 2003. This Code of Ethics is intended to comply with Rule 17j-1 of the Investment Company Act of 1940 (the
Act) as amended, published by the U.S. Securities and Exchange
Commission.
     Rule 17j-1(b) of the Act makes it unlawful for any Director, Trustee, Officer or employee of the Aegis Value Fund, Inc. and any other funds created subsequent to the adoption of this Code of Ethics, or its investment advisor Aegis Financial Corporation (the Adviser, AFC), in connection with the purchase and sale, directly or indirectly, by the person of a Security Held or to be acquired by a Fund:

     1. To employ any device, scheme or artifice to defraud a Fund;

     2. To make to any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

     3. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

     4. To engage in any manipulative practice with respect to a Fund.


A.  Definitions

As used in this Code, the following terms have the following meanings:

Access Person means:
   (i) Any Director, Officer, Trustee, or Advisory Person, as defined in this section, of a Fund or the Advisor thereof;
   (ii) With respect to a principal underwriter, any Director, Officer or general partner of such principal underwriter who in the ordinary course of business makes, participates in, or obtains information regarding the purchase or sale of securities for a Fund for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of business relate to the making of any recommendation to a Fund regarding the purchase or sale of securities.
   (iii) Notwithstanding the provisions of paragraph A(ii), where the Advisor is primarily engaged in a business or businesses other than advising a Fund or other advisory clients, the term access person shall mean: any Director, Officer, general partner or Advisory Person of the Advisor who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Fund; or who, in connection with his duties, obtains any information concerning securities recommendations being made by such investment advisor to any Fund.
   (iv) The Advisor is primarily engaged in a business or businesses other than advising registered investment companies or other advisory clients when, for each of its most recent three fiscal year or for the period of time since its organization, whichever is lesser, the Advisor derived, on an unconsolidated basis, more than 50 percent of (A) its total sales and revenues, and (B) its income before income taxes from such other business or businesses.

Advisory Person of a Fund or the Advisor thereof means:
   (i) Any employee of such Fund or Advisor (or of any company in a Control relationship to such Fund or Advisor) who, in connection with his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sales of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and
   (ii) Any natural person in a Control relationship to such Fund or Advisor who obtains information concerning recommendations made to such company with regard to the purchase or sale of Covered Securities by a Fund.

Beneficial Ownership generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a)(2) under Section 16 of the Securities Exchange Act of 1934.

Compliance Officer means the Compliance Officer of AFC.

Control means as set forth in Section 2(a)(9) of the Investment Company Act, the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company.

Covered Security means any security as defined in Section 2(a)(36) of the Act, except that it shall not include securities issued by the U.S. government, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and high-quality short-term debt instruments, and shares issued by open-end registered investment companies.

Investment Personnel shall mean:
   (i) Any employee of a Fund or the Advisor (or of any company in a Control relationship to a Fund or the Advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; and
   (ii) Any natural person who controls a Fund or the Advisor and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund.

Security Held or to be Acquired by a Fund means any Covered Security which, within the most recent 15 days, either is or has been held by a Fund; or is being or has been considered by a Fund or the Advisor for purchase by a Fund. This definition also includes any option to purchase or sell, and any security convertible into or exchangeable for a Covered Security.


B.  Requirements

All Access Persons shall:

1. Not engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) set forth above, and shall act with integrity, competence and in an ethical manner when dealing with a Fund, its shareholders, prospective shareholders, Directors and other affiliated persons, and the public.

2. Use reasonable care and exercise professional judgment in all actions affecting a Fund.

3. Maintain general knowledge of and comply with all applicable federal and state laws, rules and regulations governing a Fund's activities, and not knowingly participate or assist in any violation of such laws, rules or regulations.

4. Not engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation or commit any act which reflects adversely on their honesty, trustworthiness, or professional competence.

5. Respect and maintain the confidentiality of information regarding the operations of a Fund, its securities transactions and potential transactions, its portfolio strategy, or any other matters within the bounds of fiduciary duty. Confidentiality is not required for any information which represents an illegal activity as mentioned in item 3.

6. Disclose any personal or beneficial ownership of securities, or any other potential conflict of interest, that could reasonably be expected to interfere with their fiduciary duty to a Fund or their ability to make objective and unbiased recommendations or decisions regarding the operations of a Fund.

7. Exercise diligence and thoroughness in securities research and in the making of investment recommendations and decisions; and maintain appropriate records to support the reasonableness of such recommendations and decisions.

8. Use particular care in determining applicable fiduciary duty; and comply with such duty to a Fund and its shareholders. Access persons and advisory persons must act for the benefit of a Fund and its shareholders and place those interests before their own.

9. Deal fairly and objectively with a Fund and its associated persons when disseminating investment recommendations, disseminating material changes in recommendations, and taking investment action.

10. Refrain from any misrepresentations or factual omissions that could affect investment decisions or other operating decisions of a Fund or its shareholders.

11. Be aware of the defined scope of material nonpublic information related to the value of a security. Avoid any trading or causing any other party to trade in that security if such trading would breach a fiduciary duty or if the information was misappropriated or relates to a material corporate event.

12. Use proper judgment and diligence in calculating the investment performance of a Fund. Insure that transactions are properly recorded and that portfolio pricing is accurate. Disclose promptly and correct any errors in a Fund's NAV calculation.

13. Comply on a timely basis with the reporting requirements of Rule 1j-1 of the Act as described in section (c) of the Rule.


C.  Activity Restrictions

1. The price paid or received by a Fund for any security should not be affected by a buying or selling interest on the part of an Access Person, or otherwise result in an inappropriate advantage to the Access Person. To that end, no Access Person shall buy or sell a security in conflict with any Fund trades in that same security.

2. Pre-approval of certain investments: Investment Personnel are required to obtain approval before directly or indirectly acquiring beneficial ownership in any security in an initial public offering
(IPO) or in a private placement. Such approval shall be documented on Exhibit A: Personal Trading Request and Authorization Form.

3. Investment Personnel may not profit from the purchase and sale or sale and purchase of the same or equivalent securities within sixty calendar days. Nothing in this restriction shall be deemed to prohibit avoidance of loss through trading within a period shorter than sixty calendar days.

4. Investment Personnel must not accept gifts in excess of limits contained in Section 10(a) of the Rules of Fair Practice of the NASD from any entity doing business with a Fund or Advisor.

5. Investment Personnel shall not serve on the Boards of Directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.


D.  Reporting and Recordkeeping

To enable a Fund and the Advisor to determine with reasonable assurance whether the provisions of Rule 17j-1(b) and this Code are being observed by their Access Persons:

1. Every Access Person shall obtain prior written approval from the Compliance Officer on the form attached hereto as Exhibit A for all personal securities transactions in Covered Securities.

2. Every Access Person with a Fund or the Advisor shall report to the Fund or the Advisor on the form attached hereto as Exhibit B an initial and annual statement of holdings in any Covered Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security. The Access Person shall also report any investment accounts in which the Access Person has any direct or indirect beneficial ownership. The rules and regulations of Section 16 of the Securities Exchange Act of 1934 shall determine the interpretation of beneficial ownership. The determination of direct or indirect beneficial ownership shall apply to all securities which the access person has or acquires. Such reports shall be submitted not later than ten (10) days after becoming an Access Person and not later than ten (10) days after the end of each calendar year.

3. Every Access Person with a Fund or the Advisor shall report to the Compliance Officer on the form attached hereto as Exhibit C any transactions in Covered Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security as described in item D(2) above. Every report shall be made not later than ten days after the end of the calendar quarter in which the transaction was effected, and shall contain:
   (i) The date of the transaction, title and number of shares, and the principal amount of the security involved;
   (ii) The nature of the transaction (purchase, sale, exchange, gift, etc.);
   (iii) The price at which the transaction was effected, and the name of the broker, dealer or bank through whom the transaction was effected.

4. No person shall be required to make a report as described in item D(3) above if:
   (i) The transaction is effected for any account over which such person does not have any direct or indirect influence or control or in which the person has no pecuniary interest as such term is defined in the rules of Section 16 of the Securities Exchange Act of 1934;
   (ii) Such person is not an interested person of a Fund or the Advisor within the meaning of Section 2(a)(19) of the Act, and would be required to make a report solely by reason of being a Director/Trustee of a Fund or the Advisor; except where such Director /Trustee knew or should have known that during the 15-day period immediately preceding or after the date of the transaction in a security by the Director/Trustee such security is or was purchased or sold by a Fund or such purchase or sale was considered by a Fund or its Advisor; in such cases the Directors/Trustees shall submit a report in the form attached hereto as Exhibit D to the Compliance Officer not later than ten (10) days after the end of each calendar quarter with respect to any Covered Security.
   (iii) Where a report to the Compliance Officer would duplicate information recorded pursuant to Rules 204-2(a)(12) or 204-2(1)(13) under the Act;
   (iv) Purchases or sales involve Covered Securities which are not eligible for purchase or sale by a Fund;
   (v) The purchases or sales are non-volitional on the part of either the Access Person or a Fund, are part of an automatic investment program, or are an exercise of rights issued by an issuer pro rata to all holders of a class of its securities;
   (vi) The purchase or sale involves a class of securities which has a market capitalization (number of shares multiplied by the current price per share) greater than $2 billion, such amount subject to future modification by the Board of Directors/Trustees of a Fund.

5. Each Access Person, with respect to each investment account in which such Access Person has any direct or indirect beneficial interest, shall arrange that the investment firm shall mail to the Compliance Officer at the same time they are mailed or furnished to such Access Person (a) duplicate copies of broker trade confirmations covering each transaction in a Covered Security in such account and
(b) copies of periodic statements with respect to the account.

6. A Fund and its investment advisor shall identify all Access Persons who are under a duty to make such reports and the Compliance Officer shall inform such persons of such duty and deliver to such person a copy of this Code. After reading the Code, each Access Person shall make the certification contained in Exhibit E. Each Access Person will also be required to make the certification in Exhibit E each year he or she is an Access Person within ten (10) days after the end of each calendar year.

7. A Fund and its investment advisor shall, at their principal place of business, maintain records in the manner and to the extent set forth below or in the manner required by Rule 17j-1, and make such records available to the Securities and Exchange Commission or any representative thereof at any time for examination.
   (i) A copy of each code of ethics which is, or at any time in the past five years has been, in effect shall be preserved in an easily accessible place;
   (ii) A record of any violation of such code of ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
   (iii) A copy of each report made by an access person pursuant to this code of ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;
   (iv) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this code of ethics shall be maintained in an easily accessible place.


NOTE: The same Exhibits A, B, C and E Forms are to be used for the reporting required by this Code (the Funds Code) and the Advisor (AFC) Code. Exhibit D, however, only applies to the Funds Code.


E.  Review of Reports

Each report required to be submitted under this Code will be promptly reviewed by the Compliance Officer when submitted. All AFC personnel are required to promptly report any violation or potential violation of the Code to the AFC Chief Compliance Officer within 5 business days of its discovery. The Compliance Officer will investigate any such violation or potential violation and report to the Board of Directors/Trustees of a Fund with a recommendation of appropriate action to be taken to cure the violation and prevent future violations. The Compliance Officer will keep a written record of all investigations in connection with any Code violations including any action taken as a result of the violation.


F.  Reports to the Board of Directors/Trustees

1. At least annually, the Compliance Officer shall submit to the Board of Directors/Trustees a written report (i) describing any issues arising under the Code since the last report to the Board, including but not limited to information about material violations of the Code, and (ii) certifying that the Code contains procedures reasonably necessary to prevent Access
Persons from violating it.

2. The Board(s) shall consider reports made to it pursuant to items E and F(1) and determine what sanctions, if any, in addition to any forfeitures of gains, should be imposed for the material violations reported. Sanctions may include written sanction, suspension, or termination of employment of the violator. The Board(s) shall also consider whether it is appropriate for any forfeitures to be paid to a Fund or to a designated charity.

3. The Board of Directors/Trustees shall review this Code and the operation of these policies at least once a year.



                           Exhibit A

                       Aegis Mutual Funds

PERSONAL TRADING REQUEST AND AUTHORIZATION FORM

Access Person Name:

Person on Whose Behalf Trade is Being Done (if different):

Broker:

Brokerage Account Number:

Covered Security Description:

Ticker Symbol:

Number of Shares or Units:         Buy____           Sell____

Price per Share or Unit:

Approximate Total Price:


I HEREBY CERTIFY THAT ALL OF THE FOLLOWING INFORMATION IS TRUE
AND COMPLETE: To the best of my knowledge, the requested transaction is consistent with the letter and spirit of the Code.


_______________________________     __________________
Signature                           Date

When signed and dated by the Compliance Officer, after consultation with the appropriate portfolio manager, this authorization is approved for this transaction only and is effective for 30 days from the time written below unless you are notified otherwise. A record of this transaction will be kept by the Compliance Officer in confidential files.

                                                              a.m.
_____________________________   _________________   _________ p.m.
Compliance Officer                   Date              Time

This form must be maintained for at least five years after the end of the fiscal year in which approval is granted.




                          Exhibit B

                      Aegis Mutual Funds

INITIAL AND ANNUAL SECURITIES HOLDINGS REPORT

This form must be completed by each access person within 10 days of becoming an access person and within 10 days after the end of each calendar year thereafter.


The following list, which is current as of the date
indicated below, accurately reflects my current personal
securities holdings in which I have a direct or indirect
beneficial interest:
                                              BROKER
SECURITY   NO. OF SHARES   PRINCIPAL AMOUNT   OR BANK



The chart above (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered
Securities listed above.

I have an account or accounts, over which I have direct or indirect influence or control, in which securities
(including securities which are not considered Covered
Securities) which are not listed above are held for my direct or indirect benefit as of the date below with the following brokers or banks:


Dated:__________________  Signature:__________________




                         Exhibit C

                    Aegis Mutual Funds

QUARTERLY BROKERAGE ACCOUNT REPORT
For the calendar quarter ended _____________________

This form must be completed by each Access Person within 10 days of the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Covered Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics:

SECURITY   TRANSACTION DATE   NO. OF SHARES

PURCHASE,
SALE OR OTHER


This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered Securities listed above.

[ ] During the quarter referenced above, I did not establish any new accounts in which securities
(including securities which are not considered
Covered Securities) were held during such quarter for my direct or indirect benefit.

OR

[ ] During the quarter referenced above, I opened the following account(s) over which I have direct or indirect influence or control and in which securities
(including securities which are not considered Covered
Securities) were held for my direct or indirect benefit:

NAME OF BROKER OR BANK         DATE ACCOUNT ESTABLISHED


Dated: _____________________   Signature:______________




                         Exhibit D

                    Aegis Mutual Funds

QUARTERLY SECURITIES TRANSACTION REPORT
FOR INDEPENDENT DIRECTORS/TRUSTEES

For the calendar quarter ended____________________

This form must be completed by independent Directors
/Trustees within 10 days of the end of each calendar quarter.

During the quarter referred to above, the following transactions were effected in Covered Securities in which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics by reason of the fact that I knew at the time of the transaction, or in the ordinary course of fulfilling my official duties as a Director/Trustees, should have known that, during the period immediately before or after the date of the Covered Securities transaction, a Fund purchased or sold the Covered Security, or a Fund or the Advisor considered purchasing or selling the Covered Security.

SECURITY   TRANSACTION DATE   NO. OF SHARES

PURCHASE,
SALE OR OTHER


This report (i) excludes personal securities holdings with respect to which I had no direct or indirect influence or control, (ii) excludes personal securities holdings of securities which are not Covered Securities, and
(iii) is not an admission that I have or had any direct or indirect beneficial ownership in the Covered Securities listed above.

Dated: ___________________  Signature: _______________




                      Exhibit E

                  Aegis Mutual Funds

CERTIFICATION OF COMPLIANCE

This form must be completed by each Access Person within 10 days of becoming an Access Person and within 10 days after the end of each calendar year thereafter.

I hereby acknowledge receipt of the Code of Ethics (the
"Code") applicable to the Aegis Mutual Funds and their investment advisor, AFC. I hereby certify that I (i) recently have read/re-read the Code (including any updates thereto); (ii) understand the Code; and (iii) recognize that I am subject to its provisions. I also hereby certify that I have complied with and will continue to comply with the requirements of the Code and that I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the Code.

Name:      ________________________________


Signature: ________________________________


Date:      ________________________________